EXHIBIT 2.6
FIRST AMENDMENT
TO
AGREEMENT AND PLAN OF MERGER
     THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (“Amendment”) is entered into as of this 4th day of January, 2010 (the “Effective Date”), by and among RICHARD M. OSBORNE, TRUSTEE, an Ohio resident (“RMO” or “Member”), GREAT PLAINS LAND DEVELOPMENT COMPANY, LTD., an Ohio limited liability company (“GPLD”), GPL ACQUISITION LLC, an Ohio limited liability company (the “Acquisition Sub”) and ENERGY, INC., a corporation incorporated under the laws of the State of Montana, USA (“Parent”).
RECITALS
     A. On June 29, 2009, Member, GPLD and Parent entered into an Agreement and Plan of Merger whereby a “to-be-formed” acquisition subsidiary of Parent would merge with and into GPLD with GPLD surviving the merger (the “Merger Agreement”).
     B. On August 3, 2009, Energy West, Incorporated (“Energy West”), the original “Parent” under the terms of the Merger Agreement, completed a holding company reorganization whereby Energy West became a wholly-owned operating subsidiary of Energy, Inc. (collectively, the “Holding Company Reorganization”), and Energy West subsequently entered an Assignment and Assumption Agreement whereby all of Energy West’s rights (and liabilities) under the Merger Agreement were assigned to (and assumed by) Energy, Inc., making Energy, Inc. the “Parent” for purposes of the Merger Agreement and this Amendment.
     C. The Acquisition Sub had not been formed at the time the Merger Agreement was originally executed.
     D. The Acquisition Sub has now been formed and has taken all necessary corporate action to approve the Merger Agreement.
     E. The parties hereto desire to amend the Merger Agreement to add the Acquisition Sub as a party and signatory to same.
     NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:
AGREEMENT
     1. By signing this Amendment, the Acquisition Sub will become a party to the Merger Agreement and all references in the Merger Agreement to the “Acquisition Sub” shall be deemed to refer to GPL Acquisition LLC, an Ohio limited liability company.
     2. This Amendment shall be governed by and construed in accordance with the laws of the State of Ohio, without regards to the principles of conflicts of laws thereof.

     3. This Amendment may be executed in any number of counterparts, and each such counterpart shall for all purposes be deemed an original, and all such counterparts shall together constitute but one and the same Amendment.
     4. This Amendment is made effective as of the Effective Date hereof.
     5. All other provisions of the Merger Agreement not modified hereby shall remain in full force and effect.
<Signatures to Immediately Follow>

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment, or caused this Amendment to be duly executed by their respective authorized officers, as of the day and year first above written.

Member:	Parent:

ENERGY, INC., a Montana corporation

/s/ Richard M. Osborne	/s/ Kevin J. Degenstein
Richard M. Osborne, Trustee	Kevin J. Degenstein, President and COO

The Company:	Acquisition Sub:

GREAT PLAINS LAND DEVELOPMENT CO., LTD., an Ohio limited liability company	GPL ACQUISITION, LLC, an Ohio limited liability company

/s/ Richard M. Osborne	/s/ Kevin J. Degenstein
Richard M. Osborne, Sole Member	Kevin J. Degenstein, President
First Amendment to Agreement and Plan of Merger
Signature Page

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